Independent Auditor's Consent

The Board of Directors
NetObjects, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-79669) on Form S-8 of NetObjects, Inc. of our report dated October 22, 1999, relating to the balance sheet of Sitematic Corporation as of September 30, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended, which report appears in the September 30, 1999 annual report on Form 10-K of NetObjects.


                                        /s/ KPMG LLP


San Diego, California
December 20, 1999